Exhibit 99.1

Contact Information: Investors: Weight Watchers International, Inc. Sarika Sahni Investor Relations (212) 589-2751	Brainerd Communicators, Inc. Corey Kinger (212) 986-6667

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES PLAN TO LAUNCH

SELF-TENDER OFFER AND RELATED STOCK REPURCHASE

FOR UP TO $1.5 BILLION OF ITS COMMON STOCK

NEW YORK, N.Y., February 14, 2012—Weight Watchers International, Inc. (NYSE: WTW) today announced its plan to launch a “modified Dutch auction” tender offer for up to $720,000,000 of its common stock at a price per share not less than $72.00 and not greater than $83.00. This price range represents a 4.3% premium to a 20.3% premium to the year-to-date volume-weighted average price of $69.00 per share for the Company’s common stock. The tender offer is expected to commence next week and will remain open for at least 20 business days.

A “modified Dutch auction” tender offer allows shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable the Company to purchase $720,000,000 of its common stock (or a lower amount if the offer is not fully subscribed). All shares purchased by the Company in the tender offer will be purchased at the same price. The Company will not purchase stock below a shareholder’s indicated price, and in some cases, the Company may actually purchase shares at a price that is above a shareholder’s indicated price under the terms of the tender offer. Artal Holdings Sp. Z o.o., Succursale de Luxembourg, the Company’s majority shareholder, has agreed not to tender any shares in the tender offer.

The Company also announced today that it has entered into an agreement to purchase shares from Artal, which owns approximately 52% of the Company’s outstanding shares of common stock as of February 13, 2012. Under the terms of this agreement, Artal agreed to sell to the Company a number of shares of common stock so that Artal’s percentage ownership interest in the Company’s outstanding shares of common stock after the tender offer and such purchase from Artal will be substantially equal to its current level. This purchase will be at the same price per share as determined by the Company in the tender offer, such that if the tender offer is fully subscribed, the Company will repurchase a total of approximately $1.5 billion of its common stock collectively through the tender offer and pursuant to the Artal purchase agreement (representing approximately 24.6% to 28.3% of the Company’s outstanding shares of common stock as of February 13, 2012).

The Company expects to fund the share purchases in the tender offer and from Artal through new borrowings under an amended and extended version of its existing credit facilities that the Company is currently negotiating and which is expected to be in place at least five business days prior to the closing of the tender offer. The tender offer will not be conditioned upon any minimum number of shares being tendered, but will be subject to the completion of the new borrowings and other customary conditions that will be described in the tender offer documents. The tender offer documents, which will be distributed to shareholders upon commencement of the tender offer, also will contain tendering instructions and a complete explanation of the tender offer’s terms and conditions.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC will act as initial joint lead arrangers and joint bookrunners in connection with the amendment and extension of the Company’s existing credit facilities and the syndication of new borrowings used to finance the tender offer and share repurchase transactions. The Company expects that the dealer managers for the tender offer will be Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC. MacKenzie Partners, Inc. will serve as information agent for the tender offer and Computershare will serve as the depositary for the tender offer.

Neither Weight Watchers International, Inc., its directors, the dealer managers, the information agent nor the depositary makes any recommendation as to whether to tender shares or as to the price at which to tender them. Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the SEC’s internet address at www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the SEC, without charge, from the Company or at the Company’s website: www.weightwatchersinternational.com. Shareholders are urged to carefully read these materials, when available, prior to making any decision with respect to the offer. Shareholders and investors who have questions or need assistance may call MacKenzie Partners, Inc. toll-free at 800-322-2885 or 212-929-5500 (call collect) in the United States and Canada, and +1-44-0- 203-178-8057 for all other countries.

Tender Offer Statement

The tender offer described in this release has not yet commenced. This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to buy the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company will send to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations.

Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s plans, strategies, prospects and “modified Dutch auction” tender offer and related share repurchase. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this news release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: competition from other weight management industry participants or the development of more effective or more favorably perceived weight management methods; the Company’s ability to continue to develop innovative new services and products and enhance its existing services and products, or the failure of its services and products to continue to appeal to the market; the effectiveness of the Company’s marketing and advertising programs; the success of the tender offer and related share repurchase; the Company’s ability to arrange financing sufficient to fund the tender offer and related share repurchase and the terms on which such financing is raised; the impact on the Weight Watchers brand of actions taken by the Company’s franchisees and licensees; risks and uncertainties associated with the Company’s international operations, including economic, political and social risks and foreign currency risks; the Company’s ability to successfully make acquisitions or enter into joint ventures, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; uncertainties related to a downturn in general economic conditions or consumer confidence; the seasonal nature of the Company’s business; the impact of events that discourage people from gathering with others; the Company’s ability to enforce its intellectual property rights both domestically and internationally, as well as the impact of its involvement in any claims related to intellectual property rights; uncertainties regarding the satisfactory operation of the Company’s information technology or systems; the impact of security breaches and privacy concerns; the impact of disputes with the Company’s franchise operators; the impact of existing and future laws and regulations; the impact of the Company’s debt service obligations and restrictive debt covenants; the possibility that the interests of the Company’s majority owner will conflict with the other holders of the Company’s common stock; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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